UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2019

AVEO Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34655	04-3581650
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Broadway, 14th Floor Cambridge, Massachusetts	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 588-1960

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 3, 2019, AVEO Pharmaceuticals, Inc., a Delaware corporation (the “Company”), entered into a purchase agreement (the “Underwriting Agreement”) with H.C. Wainwright & Co., LLC (the “Underwriter”) relating to an underwritten offering (the “Offering”) of 21,739,131 shares (the “Underwritten Shares”) of the common stock, par value $0.001 per share, of the Company (the “Common Stock”) and warrants to purchase up to an aggregate of 21,739,131 shares of Common Stock (the “Underwritten Warrants”). The Underwritten Shares and Underwritten Warrants are being sold in combination, with one Underwritten Warrant to purchase one share of Common Stock accompanying each Underwritten Share sold. The public offering price is $1.15 per Underwritten Share and accompanying Underwritten Warrant, representing a public offering price of $1.14 per Underwritten Share and $0.01 per Underwritten Warrant. Pursuant to the Underwriting Agreement, the Underwriter has agreed to purchase the securities at a price of $1.0695 per Underwritten Share and accompanying Underwritten Warrant.

Under the terms of the Underwriting Agreement, the Company has granted the Underwriter an option, exercisable for 30 days, to purchase up to an additional 3,260,869 shares of Common Stock (the “Option Shares” and, together with the Underwritten Shares, the “Shares”) and/or warrants to purchase up to an additional 3,260,869 shares of Common Stock (the “Option Warrants” and, together with the Underwritten Warrants, the “Warrants”) at the public offering prices per Underwritten Share or Underwritten Warrant, respectively, in each case less the applicable underwriting discounts and commissions.

The Warrants will be immediately exercisable upon issuance at a price of $1.25 per share, subject to adjustment in certain circumstances, and will expire two years from the date of issuance. The Shares and the Warrants will be issued separately and will be separately transferable.

The Shares and Warrants are being offered and sold by the Company pursuant to a shelf registration statement on Form S-3 that was filed with the Securities Exchange Commission (“SEC”) on November 30, 2017, and declared effective by the SEC on December 15, 2017 (File No. 333-221837). A prospectus supplement relating to the Offering has been filed with the SEC. The closing of the Offering is expected to take place on April 8, 2019, subject to the satisfaction of customary closing conditions. The Company estimates that the net proceeds from the sale of the Underwritten Shares and Underwritten Warrants will be approximately $22.8 million after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the Offering for ongoing clinical and preclinical development of its product candidates, as well as working capital and other general corporate purposes.

The Underwriting Agreement contains customary representations, warranties and covenants by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

Subject to certain exceptions, the Company and its officers and directors have agreed not to offer, sell, pledge or otherwise dispose of shares of Common Stock and other of the Company’s securities that they beneficially own, including securities that are convertible into or exchangeable or exercisable for shares of Common Stock, for 90 days after April 3, 2019, without the prior written consent of the Underwriter.

The foregoing description of the material terms of the Underwriting Agreement is qualified in its entirety by reference to the full text thereof, a copy of which is filed herewith as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the material terms of the Warrants is qualified in its entirety by reference to the full text of the form of Warrant, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The legal opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Company, relating to the securities offered is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 8.01 Other Events.

The Company issued a press release on April 3, 2019 announcing the pricing of the Offering. The full text of the press release issued in connection with this announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K, and the information contained therein is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

1.1	Purchase Agreement, dated April 3, 2019, by and between AVEO Pharmaceuticals, Inc. and H.C. Wainwright & Co., LLC.

4.1	Form of Warrant.

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1).

99.1	Press release issued on April 3, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVEO Pharmaceuticals, Inc.
Date: April 4, 2019

	By:	/s/ Matthew Dallas
Matthew Dallas
Chief Financial Officer